Exhibit 99.1



[GRAPHIC OMITTED]


CONTACT:                       -OR-           INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.                       The Equity Group Inc.
Robert K. Lifton                              Adam Prior       (212) 836-9606
Chairman & CEO                                Devin Sullivan   (212) 836-9608
(212) 935-8484

    MEDIS TECHNOLOGIES TO PRESENT 24/7 POWER PACK AT THE UNITED STATES SENATE
                 EMERGING TECHNOLOGIES CONFERENCE AND EXHIBITION

New York, NY - March 20, 2007 - Medis Technologies Ltd. (NASDAQ:MDTL) ("Medis") announced today that it was invited to present its 24/7 Power Pack at the United States Senate Technologies Conference and Exhibition on April 4, 2007. The Conference theme is "Mobility and the technologies designed to keep us securely connected and in touch with information anytime and anywhere", and features a number of company presentations on that subject. Speaking on the theme will be Mike Lazaridis, President and Chief Executive Officer of RIM, Kyle Malady, Vice President Technology Development with Verizon, and Ozzie Diaz, Chief Technologist for Wireless and Mobility with Hewlett Packard.

"We welcome this invitation to show our 24/7 Power Pack to our nation's leading lawmakers," said Robert K. Lifton. Chairman & CEO of Medis Technologies Ltd. "We believe that the 24/7 Power Pack is an integral element in the movement worldwide to stay connected anytime and anywhere. As more people seek to stay connected for longer periods of time and to take advantage of the increasingly sophisticated capabilities provided by handheld devices, they will need access to continuing power to keep those devices operating. The 24/7 Power Pack, which we believe to be the most advanced charger in the world, is the enabling product to provide the required levels of power. We expect that the Senators will be particularly delighted to see the first commercial consumer fuel cell product coming to market and certified by the Underwriters' Laboratories. They will also be pleased to learn that the Power Pack is a "green" product because it contains no metals that are deleterious to the environment."

Medis Technologies' primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets, service providers and to the military and other markets. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis' product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called "forward-looking statements" by words such as "may," "will," "should," "expects," "plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis' web site at www.medistechnologies.com.


                                       ###